EXHIBIT 2.1

                                                                  EXECUTION COPY




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                          AGREEMENT AND PLAN OF MERGER

                           Dated as of January 9, 2006

                                     between

                              THE HOME DEPOT, INC.,

                                       and

                               HUGHES SUPPLY, INC.



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
                                TABLE OF CONTENTS


                                                                                                      PAGE

ARTICLE I             THE MERGER........................................................................2

         Section 1.1           The Merger...............................................................2

         Section 1.2           Closing..................................................................2

         Section 1.3           Effective Time...........................................................2

         Section 1.4           Effects of the Merger....................................................3

         Section 1.5           Articles of Incorporation and By-laws of the Surviving Corporation.......3

         Section 1.6           Directors and Officers of the Surviving Corporation......................3

ARTICLE II            EFFECT OF THE MERGER ON THE CAPITAL STOCK
                      OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
                      CERTIFICATES; COMPANY STOCK OPTIONS...............................................3

         Section 2.1           Effect on Capital Stock..................................................3

         Section 2.2           Exchange of Certificates.................................................4

         Section 2.3           Company Stock Awards.....................................................6

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................7

         Section 3.1           Organization, Standing and Corporate Power...............................7

         Section 3.2           Capitalization...........................................................9

         Section 3.3           Authority; Noncontravention; Voting Requirements........................10

         Section 3.4           Governmental Approvals..................................................12

         Section 3.5           Company SEC Documents; Undisclosed Liabilities..........................12

         Section 3.6           Absence of Certain Changes..............................................14

         Section 3.7           Legal Proceedings.......................................................14

         Section 3.8           Compliance With Laws; Permits...........................................14

         Section 3.9           Information Supplied....................................................14

         Section 3.10          Tax Matters.............................................................15

         Section 3.11          Employee Benefits and Labor Matters.....................................15

         Section 3.12          Environmental Matters...................................................17

         Section 3.13          Properties..............................................................18

         Section 3.14          Opinion of Financial Advisor............................................20


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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE

         Section 3.15          Brokers and Other Advisors..............................................20

         Section 3.16          Company Rights Agreement................................................20

         Section 3.17          State Statutes..........................................................20

         Section 3.18          Material Contracts......................................................21

         Section 3.19          Intellectual Property Matters...........................................22

         Section 3.20          Insurance...............................................................22

         Section 3.21          Ethical Practices.......................................................23

         Section 3.22          Related Party Transactions..............................................23

         Section 3.23          Standstill Agreements...................................................23

         Section 3.24          No Other Representations or Warranties..................................23

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PARENT.........................................23

         Section 4.1           Organization; Standing..................................................23

         Section 4.2           Authority; Noncontravention.............................................24

         Section 4.3           Governmental Approvals..................................................24

         Section 4.4           Information Supplied....................................................25

         Section 4.5           Ownership and Operations of Merger Sub..................................25

         Section 4.6           Capital Resources.......................................................25

         Section 4.7           Brokers and Other Advisors..............................................25

         Section 4.8           Ownership of Shares.....................................................25

ARTICLE V             ADDITIONAL COVENANTS AND AGREEMENTS..............................................26

         Section 5.1           Preparation of the Proxy Statement; Shareholders Meeting................26

         Section 5.2           Conduct of Business.....................................................27

         Section 5.3           No Solicitation.........................................................30

         Section 5.4           Reasonable Best Efforts.................................................35

         Section 5.5           Public Announcements....................................................37

         Section 5.6           Access to Information; Confidentiality..................................37

         Section 5.7           Notification of Certain Matters.........................................38

         Section 5.8           Indemnification and Insurance...........................................38

         Section 5.9           Fees and Expenses.......................................................40


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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE

         Section 5.10          Rule 16b-3..............................................................40

         Section 5.11          Employee Matters........................................................40

         Section 5.12          Delisting...............................................................42

         Section 5.13          Indebtedness............................................................42

ARTICLE VI            CONDITIONS PRECEDENT.............................................................44

         Section 6.1           Conditions to Each Party's Obligation to Effect the Merger..............44

         Section 6.2           Conditions to Obligations of Parent.....................................44

         Section 6.3           Conditions to Obligations of the Company................................45

ARTICLE VII           TERMINATION......................................................................45

         Section 7.1           Termination.............................................................45

         Section 7.2           Effect of Termination...................................................47

         Section 7.3           Termination Fee.........................................................47

         Section 7.4           Remedies................................................................48

ARTICLE VIII          MISCELLANEOUS....................................................................49

         Section 8.1           No Survival of Representations and Warranties...........................49

         Section 8.2           Amendment or Supplement.................................................49

         Section 8.3           Extension of Time, Waiver, Etc..........................................49

         Section 8.4           Assignment..............................................................49

         Section 8.5           Counterparts............................................................49

         Section 8.6           Entire Agreement; No Third-Party Beneficiaries..........................50

         Section 8.7           Governing Law; Jurisdiction; Waiver of Jury Trial.......................50

         Section 8.8           Specific Enforcement....................................................50

         Section 8.9           Notices.................................................................50

         Section 8.10          Severability............................................................52

         Section 8.11          Definitions.............................................................52

         Section 8.12          Interpretation..........................................................55
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

                          AGREEMENT AND PLAN OF MERGER

           This AGREEMENT AND PLAN OF MERGER, dated as of January 9, 2006 (this
"Agreement"), is between The Home Depot, Inc., a Delaware corporation
("Parent"), and Hughes Supply, Inc., a Florida corporation (the "Company").
Certain capitalized terms used in this Agreement are used as defined in Section
8.11.

           WHEREAS, the Board of Directors of Parent and the Board of Directors of the Company, based on the recommendation of a special committee thereof formed to evaluate the Company's strategic alternatives (the "Special
Committee"), have each unanimously approved and adopted this Agreement and the merger of Merger Sub with and into the Company (the "Merger") in accordance with the Florida Business Corporation Act (the "FBCA"), upon the terms and subject to the conditions set forth herein.

           NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

                                    ARTICLE I

                                   The Merger
                                   ----------

           Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective
Time a newly formed wholly-owned subsidiary of Parent, to be incorporated in Florida ("Merger Sub"), shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving
Corporation").

           Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article
VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York,
New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

           Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Florida the articles of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the FBCA (the "Articles of Merger"). The Merger shall become effective upon the filing of the Articles of Merger or at such later time and date as is agreed to by the parties hereto (the time and date at which the Merger becomes effective is herein referred to as the "Effective Time").

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           Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and
Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

           Section 1.5 Articles of Incorporation and By-laws of the Surviving
Corporation. At the Effective Time, the articles of incorporation of the Company shall be amended and restated in their entirety to be identical (subject to Section 5.8 hereof) to the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving
Corporation shall remain Hughes Supply, Inc., until thereafter amended as provided therein or by applicable Law. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving
Corporation until thereafter amended as provided therein or by applicable Law.

           Section 1.6 Directors and Officers of the Surviving Corporation.

           (a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective
Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

           (b) Each of the parties hereto shall take all necessary action to cause the officers of the Company immediately prior to the Effective Time to be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving
Corporation.

                                   ARTICLE II

   Effect of the Merger on the Capital Stock of the Constituent Corporations;
   --------------------------------------------------------------------------
                Exchange of Certificates; Company Stock Options
                -----------------------------------------------

           Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock") or any shares of capital stock of Merger Sub:

           (a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.


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           (b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent, Merger Sub or any Subsidiary of the Company, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

           (c) Conversion of Company Common Stock. Each share of Company Common
Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and Company Common Stock received pursuant to Section 2.1(a)), together with the associated Preferred
Share (as defined in the Rights Agreement) purchase rights (the "Rights") issued under the Rights Agreement, dated as of May 20, 1998, between the Company and American Stock Transfer & Trust Company, as rights agent (the "Rights
Agreement"), shall be converted into the right to receive $46.50 in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

           Section 2.2 Exchange of Certificates.

           (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the benefit of the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common
Stock shall become entitled pursuant to Section 2.1(c). The Paying Agent shall also act as the agent for the Company's shareholders for the purpose of holding the Certificates and shall obtain no rights or interests in the shares represented by such Certificates. Parent shall deposit such aggregate Merger
Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided that Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this paragraph.

           (b) Payment Procedures. Promptly after the Effective Time (but in no event more than three business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such


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form and shall have such other customary provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common
Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered
Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this
Article II, without interest, and any declared and unpaid dividends to which the holder of such Certificate is entitled.

           (c) Transfer Books; No Further Ownership Rights in Company Stock. The
Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this
Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective
Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving
Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

           Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable
Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

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           (e) Termination of Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the
Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

           (f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

           (g) Withholding Taxes. Parent, the Surviving Corporation and the
Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person who was a holder of shares of Company Common
Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal
Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of state, local or foreign tax
Law. To the extent amounts are so withheld and paid over to the appropriate
Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

           Section 2.3 Company Stock Awards. Prior to the Effective Time, the
Company shall take all actions necessary to provide that each option that represents the right to acquire shares of Company Common Stock granted under the Company Stock Plans (each, an "Option") outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration (as defined below) for each share of Company Common Stock then subject to the Option. The Option Consideration shall be paid as soon after the Closing Date as shall be practicable.
Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. For purposes of this Agreement, "Option Consideration" means, with respect


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to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. All shares of Company
Common Stock that are restricted shares pursuant to Company Stock Plans
(including performance based restricted shares) ("Restricted Company Common
Stock") outstanding immediately prior to the Effective Time shall vest at the Effective Time. As of the Effective Time, such Restricted Company Common Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). For purposes of this Agreement, "Company Stock
Plans" means the Hughes Supply, Inc. Directors' Stock Option Plan, the Hughes
Supply, Inc. 1988 Stock Option Plan, the Hughes Supply, Inc. 1997 Executive
Stock Plan and the Hughes Supply, Inc. 2005 Executive Stock Plan, each as amended.

         SECTION 2.4 Adjustments. Notwithstanding any provision of this Article
II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or any of the Rights shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

                                   ARTICLE III

                  Representations and Warranties of the Company
                  ---------------------------------------------

           The Company represents and warrants to Parent that except as set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Schedule")
(any matter set forth under any particular section or subsection of the Company
Disclosure Schedule shall also be deemed disclosed with respect to any other section or subsection of Article III or to Section 5.2 of this Agreement, in each case to the extent the relevance of such matter to such section or subsection is reasonably apparent from the text of such disclosure) or the consolidated financial statements, including any footnotes thereto, of the Company included in the Company SEC Documents (as hereinafter defined) filed prior to the date of this Agreement (the "Filed Company SEC Documents"):

           Section 3.1 Organization, Standing and Corporate Power.

           (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The
Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so


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licensed, qualified or in good standing (or equivalent status), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company ("Company Material
Adverse Effect"). For purposes of this Agreement, "Material Adverse Effect" shall mean, with respect to any party, any change, event, development or occurrence that is materially adverse to (A) the ability of such party to timely consummate the Transactions or (B) the results of operations, financial condition or assets of such party and its Subsidiaries taken as a whole, other than changes, events, developments or occurrences arising out of, resulting from or attributable to (i) changes in conditions in the United States or the global economy or the capital or financial or markets generally, including changes in interest or exchange rates, fluctuating commodity prices and unexpected product shortages, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, generally affect industries in which such party and its Subsidiaries conduct business, (iii) the negotiation and announcement of this Agreement and the identity of Parent and its Affiliates, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism or (v) hurricanes, floods, earthquakes or other natural disasters (in the case of unexpected product shortages referred to in clause (i) and each of clauses (ii), (iv) and (v), other than to the extent any change, event, development or occurrence has had or would reasonably be expected to have a disproportionately adverse effect on such party and its Subsidiaries as generally compared to other participants in the industries in which such party and its Subsidiaries conduct business).

           (b) Exhibit 21.1 of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005, together with Schedule 3.1(b) of the Company
Disclosure Schedule, sets forth a true and complete list of each of the Company's Subsidiaries, as of the date hereof. Each of the Company's
Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company's
Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status), individually or in the aggregate, has not had and would not reasonably be


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expected to have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (except for directors' qualifying shares or the like) are owned directly or indirectly by the Company free and clear of liens, pledges, security interests and transfer restrictions or other encumbrances ("Liens"), except for such transfer restrictions of general applicability as may be provided under the Securities
Act of 1933, as amended, and the rules and regulations promulgated thereunder
(the "Securities Act"), and other applicable securities Laws. The Company does not own of record or beneficially (within the meaning of Rule 13d-3 of the Exchange Act), any material equity or similar interest in, or any material interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person.


           (c) The Company has made available to Parent prior to the date hereof
(i) complete and correct copies of the articles of incorporation and by-laws of the Company and each of its Subsidiaries, as amended to the date of this Agreement (the "Company Charter Documents") and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Company's stockholders, Board of Directors and each committee of the Board of Directors (other than the Special Committee) held since February 1, 2002 through the date hereof.

           Section 3.2 Capitalization.

           (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock par value $1.00 per share and 10,000,000 shares of preferred stock, no par value ("Company Preferred Stock").
At the close of business on December 31, 2005, (i) 66,877,913 shares of Company
Common Stock were issued and outstanding, which includes 2,079,423 shares subject to outstanding grants of Restricted Company Common Stock and 850,462 shares held by the Hughes Supply, Inc. Cash or Deferred Profit Sharing Plan and
Trust, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 4,622,214 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 2,676,081 shares were subject to outstanding Options granted under the Company Stock Plans) and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock and all outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive and similar rights in favor of third parties. Since December 31, 2005, the Company has not issued, or entered into any agreement or arrangement to issue, any shares of its capital stock, or entered into any agreement or arrangement to issue securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than or pursuant to Options referred to above that are outstanding as of the date of this Agreement or are hereafter issued without violation of Section 5.2 hereof. All dividends on the Company Common Stock that have been declared or have accrued prior to the date hereof have been paid in full to the Company's paying agent.


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
           (b) Schedule 3.2(b) of the Company Disclosure Schedule contains a true, accurate and complete list, as of December 31, 2005, of the number of outstanding Options, the grant date of each such Option, the number of shares of Company Common Stock that holders of such Options are entitled to receive upon the exercise of the Options, the corresponding exercise price, and the expiration date of such Option. Except for the Options set forth in such Schedule and the shares of Restricted Company Common Stock referenced in Section
3.2(a)(i), there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or any of its Subsidiaries, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue or transfer, any capital stock, voting securities or other ownership interests
(or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests) in the Company or any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company or any of its Subsidiaries or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the market price or value of any securities of the Company or any of its Subsidiaries. There are no (i) outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding securities of the Company or any of its Subsidiaries or (ii) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any obligation or commitment to provide financing to or make any debt or equity investment in any entity other than wholly-owned Subsidiaries of the Company.

           Section 3.3 Authority; Noncontravention; Voting Requirements.

           (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions, subject in the case of the consummation of the Merger to obtaining the Company Shareholder Approval. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, subject in the case of the consummation of the Merger to obtaining the Company Shareholder Approval.
This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity
(the "Bankruptcy and Equity Exception").


                                       10

           (b) The Special Committee, at a meeting duly held and called, has unanimously recommended the approval and adoption of this Agreement by the Company's Board of Directors. The Company's Board of Directors, based upon the recommendation of the Special Committee, at a meeting duly called and held, has unanimously (i) approved and adopted this Agreement and approved the Transactions, including the Merger, (ii) determined that the Merger is advisable and fair to and in the best interests of, the shareholders of the Company, (iii) consented to this Agreement and the transactions contemplated hereby in accordance with the terms and provisions of the Confidentiality Agreement, dated as of October 28, 2005, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement") and (iv) resolved to submit this Agreement to the shareholders of the Company for approval, file the Proxy Statement with the SEC and, subject to Section 5.3 hereof, recommend that the shareholders of the Company approve this Agreement.

           (c) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section
3.4 (and, in the case of the consummation of the Merger, the Company Shareholder Approval) are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective assets, properties or rights, (y) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, cancellation, modification or acceleration under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other instrument or agreement (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of their assets, properties or rights are bound or (z) result in the creation of any Lien upon any of the assets, properties or rights of the Company or any of its Subsidiaries other than Permitted Liens, except, in the case of clause (ii), for such violations, defaults, rights or Liens, as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (d) The affirmative vote (in person or by proxy) of the holders of at least a majority of the outstanding shares of Company Common Stock at the Company Shareholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the "Company Shareholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Merger.

           Section 3.4 Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the "Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the rules of the NYSE, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Florida pursuant to the FBCA and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           Section 3.5 Company SEC Documents; Undisclosed Liabilities.

           (a) The Company and each of its Subsidiaries have timely filed all required registration statements, reports, schedules, forms, certifications and other documents with the Securities and Exchange Commission (the "SEC") since February 1, 2004 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act and all other federal securities Laws applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent prior to the date hereof copies of all correspondence between the SEC and the Company or any Company Subsidiary, since February 1, 2004 until the date hereof.

           (b) The consolidated financial statements of the Company included in the Company SEC Documents have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and shareholders' equity (when required to be included in any such Company SEC Document) for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

           (c) Neither the Company nor any of its Subsidiaries has any liabilities, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due, whether or not known, and whether or not required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of October 31, 2005 (the "Balance Sheet Date") (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as expressly contemplated by this Agreement or set forth in the Company Disclosure Schedules or (iv) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (d) The Company has established and maintains effective internal control over financial reporting (and since February 1, 2004 has had no material weaknesses with respect to its internal control over financial reporting) and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's principal executive officer and its principal financial officer by others within those entities to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's outside auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct. Any written notifications the Company has received of a "reportable condition" or "material weakness" (each as defined in the Statement of Auditing Standards No. 60, as in effect on the date hereof) in the Company's internal controls have been made available to Parent prior to the date hereof.

           Section 3.6 Absence of Certain Changes. Since the Balance Sheet Date,
(a) the Company, together with its Subsidiaries, has carried on and operated its businesses in all material respects in the ordinary course of business consistent with past practice, (b) there have not been any events, changes, conditions, developments or occurrences that, individually or in the aggregate, have had or would be reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries have taken any action that, if taken after the date hereof, would constitute a breach of
Section 5.2(b)(ii), (iii), (iv), (v), (vi), (vii), (x), (xi), (xiii) or (xiv) (or Section 5.2(b)(xvi) with respect to any such clauses) hereof.

           Section 3.7 Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, action or, to the Knowledge of the Company, is there any pending investigation against or relating to the Company or any of its Subsidiaries (or any of their respective assets or properties), nor is there any injunction, order, writ, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or, as of the date hereof, that challenges or relates to the proposed sale of the Company, this Agreement or any of the Transactions.

           Section 3.8 Compliance With Laws; Permits. The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries or any of their respective properties and assets, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, "Permits"), except where the failure to hold the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with all applicable listing and corporate governance rules and regulations of the NYSE.

           Section 3.9 Information Supplied. The Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement.

           Section 3.10 Tax Matters. Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid and all Taxes payable (whether or not actually shown on such Tax Returns) have, to the Knowledge of the Company, been adequately reserved for in the Company SEC Documents; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, which has not been fully paid or adequately reserved in the Filed Company SEC Documents; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice of threatened or proposed audit or proceeding has been received; (v) there are no Liens for Taxes other than Permitted Liens upon any assets of the Company or any of its Subsidiaries and (vi) since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

           Section 3.11 Employee Benefits and Labor Matters.

           (a) Schedule 3.11(a) of the Company Disclosure Schedule lists (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and (ii) all employment, consulting, and severance plans and agreements and all bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, vacation, salary continuation, profit-sharing, fringe benefit, life insurance and other similar plans, programs, and agreements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise ((i) and (ii) collectively, the "Company Plans").

           (b) The Company has made available to Parent prior to the date hereof, with respect to each Company Plan (if applicable), a correct and complete copy of the most recent (i) document constituting the Company Plan or, with respect to any such Company Plan that is not in writing, a written description thereof, and any modifications thereto, (ii) annual report on Form 5500, including all schedules thereto, (iii) summary plan description for each Company Plan and any modifications thereto, (iv) trust agreement and insurance or group annuity contract, (v) annual report, financial statement and/or actuarial report, and (vi) determination letter from the Internal Revenue Service.

           (c) Each Company Plan has been maintained in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and, to the Knowledge of the Company, the terms of each Company Plan are in compliance with all such applicable Laws, except in each case for any instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (d) All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Plans have been timely made. Other than routine claims for benefits, there are no actions pending, or to the Knowledge of the Company, threatened with respect to any Company Plan that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

           (e) Each Company Plan that is intended to qualify under Section 401 and/or 409 of the Code (i) has received a favorable determination letter to such effect and (ii) no facts, circumstances or events have occurred since the date of the most recent determination letter or application therefor relating to any such Company Plan that, individually or in the aggregate, have caused or would reasonably be expected to cause the loss of such qualification which has had or would reasonably be likely to result in a Company Material Adverse Effect.

           (f) None of the Company Plans is subject to Title IV of ERISA or is a multi-employer plan or a multiple employer plan described in Section 3(37) or
Section 4063/4064, respectively, of ERISA, and neither the Company nor any of its Subsidiaries to its and their Knowledge has any obligation to contribute to any such multi-employer plan or has any withdrawal liability associated with any such multi-employer plan. There have been no non-exempt "prohibited transactions" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

           (g) There are no strikes, work slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such strikes, slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints within the past three years, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters and has not engaged in any unfair labor practices or similar prohibited practices except in each case for any instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (h) Neither the Company nor any of the Subsidiaries is a party to or is bound by any labor or collective bargaining agreement, and, as of the date hereof and to the Knowledge of the Company, there is no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries.

           (i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event, (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former director, individual who is an independent contractor or employee of the Company or its Subsidiaries, (ii) increase the amount or value of any benefits or compensation otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits.

           Section 3.12 Environmental Matters.

           (a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws (as defined below), (ii) there is no notice of violation in writing, investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries,
(iii) neither the Company nor any of its Subsidiaries has received any notice of, or entered into, any order, settlement, judgment, injunction or decree (or, to the Knowledge of the Company, has agreed to perform or entered into any contractual obligation with a reasonable likelihood of requiring a material payment) involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws; and
(iv) to the Knowledge of the Company, no Hazardous Materials have been released at, on, above, under or from any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, nor are there any conditions or circumstances at any properties currently or formerly owned, leased or operated by the Company that have or would reasonably be expected to give rise to material liability for the Company or any of its Subsidiaries under any Environmental Law.

           (b) To the Knowledge of the Company, copies of all material environmental and health and safety reports or assessments or other material communications or documentation concerning environmental, health and safety matters in the Company's possession, as of the date hereof, relating to the Company and any of its Subsidiaries and any real property owned, operated or leased by the Company or any of its Subsidiaries, have been made available to Parent prior to the date hereof, to the extent any of the issues identified in any such reports, assessments or other communications or documentation would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

           (c) For purposes of this Agreement, "Environmental Laws" shall mean all applicable Laws relating to (i) the protection or remediation of the environment, including soil and subsurface soil, surface water, groundwater, drinking water, indoor and ambient air, and natural resources, (ii) human health and safety as affected by exposure to Hazardous Materials, or (iii) the presence, use, management, assessment, remediation, transportation, treatment, storage, disposal or recycling of any Hazardous Materials.

           (d) For purposes of this Agreement, "Hazardous Materials" shall mean any material, substance, or waste defined or regulated as hazardous, toxic, a pollutant, a contaminant or words of similar meaning, including without limitation, petroleum and petroleum byproducts and any fraction thereof, asbestos and asbestos containing material, mold of the concentrations and levels that would reasonably be likely to adversely affect human health, radon or polychlorinated biphenyls, in non-utility owned electrical equipment.

           Section 3.13 Properties.

           (a) Schedule 3.13(a) of the Company Disclosure Schedule contains a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries where revenues attributable to each such real property site exceeded $20,000,000 in the Company's last completed fiscal year and (ii) all Material Real Property owned by the Company (collectively, the "Owned Real Property") and for each parcel of Owned Real Property, identifies the correct street address and current use (including business unit, if applicable) of such Owned Real Property. Neither the Company nor any of its Subsidiaries has received any notice of any, and to the Knowledge of the Company there is no, default under any restrictive covenants, restrictions and conditions affecting the Owned Real Property and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any such restrictive covenants, restrictions or conditions, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (b) Schedule 3.13(b) of the Company Disclosure Schedule contains a true and complete list of (i) all real property leased, subleased, licensed or otherwise used or occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has the right to use or occupy where revenues attributable to each such real property site exceeded $20,000,000 in the Company's last completed fiscal year and (ii) all Material Real Property leased, subleased, licensed or otherwise used or occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has the right to use or occupy (collectively, including the improvements thereon, the "Leased Real Property"), and for each Leased Real Property, identifies the correct street address and current use (including business unit, if applicable) of such Leased Real Property. True and complete copies of all agreements (including all material written modifications, amendments, supplements, waivers and side letters thereto) under which the Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a "Real Property Lease") that have not been terminated or expired as of the date of this Agreement have been made available to Parent prior to the date hereof.

           (c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and/or its Subsidiaries have good and marketable fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear, in each case, of all Liens other than Permitted Liens.

           (d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, other than the Real Property Leases, none of the Owned Real Property or the Leased Real Property is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof.

           (e) Except as, individually or in the aggregate, has not had and, would not reasonably be expected to have a Company Material Adverse Effect, each Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and there is no material default under any Real Property Lease either by the Company or its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto.

           (f) Except as, individually or in the aggregate, has not had and, would not reasonably be expected to have a Company Material Adverse Effect, there does not exist any violations of building codes or pending condemnation or eminent domain proceedings that affect any Owned Real Property or, to the Knowledge of the Company, any such proceedings that affect any Leased Real Property or, to the Knowledge of the Company, any threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor its Subsidiaries have received any written notice of the intention of any Governmental Authority or other Person to take or use any Owned Real Property or Leased Real Property.

           (g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the buildings and improvements on the Owned Real Property and the Leased Real Property are in good condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted.

           (h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in, all tangible personal property used in the business of the Company and each of its Subsidiaries, respectively, and all such tangible personal property is owned by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens, or is leased under a valid and subsisting lease, and in any case, is in good working order and condition, ordinary wear and tear excepted.

           Section 3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares.

           Section 3.15 Brokers and Other Advisors. Except for Lehman Brothers Inc., the fees and expenses of which will be paid by the Company and a true and correct copy of whose engagement letter has been made available to Parent prior to the date hereof, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

           Section 3.16 Company Rights Agreement. The Company has taken all actions necessary (subject only to execution by the Rights Agent, which the Company shall cause to take place as soon as reasonably practicable on the date hereof) to (a) render the Rights Agreement inapplicable to this Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is or may be reasonably expected to become an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement as a result of this Agreement or the transactions contemplated hereby and (ii) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in the case of clauses (i) and (ii), by reason of the execution of this Agreement or the consummation of the Transactions, and (c) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent prior to the date hereof a true and correct copy of the Rights Agreement and all amendments thereto and exemptions, redemptions and waivers thereunder.

           Section 3.17 State Statutes. Assuming the representations and warranties of Parent set forth in Section 4.8 of this Agreement are true and correct in all respects, Section 607.0901 (Affiliated Transactions) and Section
607.0902 (Control-Share Acquisitions) of the FBCA are not applicable to the Merger, this Agreement and the transactions contemplated hereby either because

(i) such statutes are not applicable by their terms or (ii) all actions necessary to exempt the Company, Parent, Merger Sub, their Affiliates, the Merger, this Agreement and the transactions contemplated hereby from such statutes have been taken. To the Knowledge of the Company, no other state takeover, "moratorium," "fair price," "affiliate transaction" or similar statute or regulation under any applicable Law applies or purports to apply to any of the Transactions.

           Section 3.18 Material Contracts. Schedule 3.18 of the Company Disclosure Schedule contains a true and complete list of all active Contracts (other than purchase orders and invoices) to which the Company or any of its Subsidiaries is a party (a) which is a joint venture, partnership or other similar agreement involving co-investment with a third party; (b) except for any Contract which has been filed as an exhibit to any Company SEC Document, under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed indebtedness for borrowed money, or any capitalized lease obligation, or any agreement under which it has granted a Lien on any of its assets, tangible or intangible (but with a value in excess of $5,000,000), or any currency or interest rate swap, collar or hedge agreement; (c) whereby the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any Person in excess of $5,000,000; (d) that contains a minimum purchase requirement for the Company and its Subsidiaries to purchase during the 12-month period immediately following, or pursuant to which the Company and its Subsidiaries have purchased during the 12-month period immediately preceding, the Balance Sheet Date, in the aggregate, a minimum of $30,000,000 of goods and/or services on an annual basis; (e) that contains a minimum supply commitment for the Company and its Subsidiaries to sell during the 12-month period immediately following, or pursuant to which the Company and its Subsidiaries have sold during the 12-month period immediately preceding, the Balance Sheet Date, in the aggregate, a minimum of $30,000,000 of goods and/or services on an annual basis; (f) that contains covenants restricting or limiting the ability of the Company, any of its Subsidiaries or any of their Affiliates (including, without limitation, Parent or any of its Affiliates from and after the Closing) to compete in any business or with any person or in any geographic area; (g) that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, where the contingent rights or obligations reasonably would be expected to exceed $5,000,000; (h) to which any agency or department of the United States federal government is a counterparty; or (i) for the lease of personal property to or from any Person providing for lease payments in excess of $30,000,000 per annum. The Company has made available to Parent prior to the date hereof a true and correct copy of each such Contract. Each Contract required to be so listed is valid and binding on the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, on each counterparty and is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be valid, binding or in full force and effect and such breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           Section 3.19 Intellectual Property Matters. Except for those matters which, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted by it, (ii) to the Knowledge of the Company, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property, (iii) to the Knowledge of the Company, no Person is challenging or infringing upon or otherwise violating any Intellectual Property owned or licensed by the Company or its Subsidiaries and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned or licensed by the Company or its Subsidiaries and no Intellectual Property owned or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For the purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and the registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdictions, and any renewals or extensions thereof.

           Section 3.20 Insurance. The Company has made available to Parent prior to the date hereof (i) a list of the material policies of insurance currently maintained by the Company or any of its Subsidiaries (including any material policies of insurance maintained for purposes of providing benefits such as workers' compensation and employers' liability coverage) and (ii) a list of all material claims currently pending (including with respect to insurance obtained but not currently maintained). Except for those matters that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, (i) all such policies are in full force and effect and cover the assets and risks of the Company and its Subsidiaries in a manner consistent with customary practices of companies engaged in businesses and operations similar to those of the Company and its Subsidiaries and (ii) all premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel has been received by the Company or any of its Subsidiaries with respect to such policies.

           Section 3.21 Ethical Practices. To the Knowledge of the Company, except as permitted under applicable Law, neither the Company nor any of its Subsidiaries has offered or given anything of value to any official of a Governmental Authority, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person's influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or (ii) constituting a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with any Governmental Authority.

           Section 3.22 Related Party Transactions. Except to the extent disclosed in the Filed Company SEC Documents, there are and have been no transactions, agreements, arrangements or understandings involving the Company or its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

           Section 3.23 Standstill Agreements. Other than invitations to participate in sale processes that are now concluded and terminated, since October 31, 2005, neither the Company nor any of its Subsidiaries has terminated, waived or amended any standstill agreement with any third party relating to a Takeover Proposal.

           Section 3.24 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.

                                   ARTICLE IV

                    Representations and Warranties of Parent
                    ----------------------------------------

           Parent represents and warrants to the Company:

           Section 4.1 Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and, as of the Closing Date, Merger Sub will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida.

           Section 4.2 Authority; Noncontravention.

           (a) Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the Transactions, have been duly authorized and approved by the Board of Directors of Parent, and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

           (b) Neither the execution, delivery and performance of this Agreement by Parent, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective assets, properties or rights, (y) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, cancellation, modification or acceleration under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or (z) result in the creation of any Lien upon any of the assets, property or rights of the Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, defaults, rights or Liens, as, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

           (c) As of the Closing Date, Merger Sub will have all necessary corporate power and authority, and will be duly and validly authorized, to consummate the Merger and perform its obligations hereunder.

           Section 4.3 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NYSE, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Florida pursuant to the FBCA and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

           Section 4.4 Information Supplied. The information supplied by Parent expressly for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date the Proxy Statement is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

           Section 4.5 Ownership and Operations of Merger Sub. As of the Closing Date, Parent will own beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub will be formed solely for the purpose of engaging in the Transactions, will engage in no other business activities and will conduct its operations only as contemplated hereby.

           Section 4.6 Capital Resources. Parent has cash and cash equivalents and available amounts under an existing commercial paper facility, and Parent and Merger Sub collectively will have at the Effective Time cash and cash equivalents, that are sufficient to pay the aggregate Merger Consideration and Option Consideration, to satisfy all indebtedness to be repaid by the Parent (or the Company) at or following the Closing, to pay all related fees and expenses of Parent and the Company payable by them in connection with the Transactions, to make any payments that may be required to be made in respect of the Company's indebtedness at or following the Closing as a consequence of the Transactions and to fund the ongoing operations of the Company.

           Section 4.7 Brokers and Other Advisors. Except for Morgan Stanley & Co., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

           Section 4.8 Ownership of Shares. Neither Parent nor any of its controlled Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock and neither Parent nor any of its controlled Affiliates holds any rights to acquire shares of Company Common Stock except pursuant to this Agreement.

                                    ARTICLE V

                       Additional Covenants and Agreements
                       -----------------------------------

Section 5.1       Preparation of the Proxy Statement; Shareholders Meeting.
                  --------------------------------------------------------

                  (a) As soon as practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement, (ii) Parent shall promptly provide to the Company any information concerning itself and its Affiliates required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and (iii) after consulting with Parent, the Company shall file the Proxy Statement with the SEC. The Company shall thereafter use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Parent prior to responding to any such comments or request or filing any amendment or supplement to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information concerning itself and its Affiliates required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of the Company.

           (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval. Subject to Section 5.3(b), the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement and include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) any Company Adverse Recommendation Change. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Shareholders Meeting only if this Agreement is terminated in accordance with Section 7.1.

           Section 5.2 Conduct of Business.

           (a) Except as contemplated by this Agreement, or Schedule 5.2(a) of the Company Disclosure Schedule, or required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and policies and use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present executive officers and key employees and preserve its relationships with Persons having significant business dealings with it and take no action which would adversely affect or delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any Governmental Authority required for the Transactions.

           (b) Neither the Company nor its Subsidiaries shall, unless Parent otherwise consents (which consent, except with respect to clause (vii)(B), shall not be unreasonably withheld or delayed):

               (i) (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, provided that the Company may issue shares of Company Common Stock upon the exercise of Options or shares of Company Preferred Stock or Company Common Stock as required by the Company's Rights Agreement; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except pursuant to commitments in effect as of the date hereof;
          (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, except for regular quarterly dividends of no more than $0.09 per share, consistent with past practice; or (D) split, combine, subdivide or reclassify any shares of its capital stock;

               (ii) incur any indebtedness for borrowed money or guarantee any such indebtedness, other than short-term indebtedness under the Company's existing revolving credit agreement not in excess of $30 million;

               (iii) sell, lease, dispose of or grant, create or incur any Lien on (x) any Material Real Property or (y) any of its properties or assets with a fair market value in excess of $30 million in the aggregate, except (A) sales, leases, rentals and licenses of inventory in the ordinary course of business consistent with past practice or
          (B) transfers among the Company and its wholly owned Subsidiaries;

               (iv) except with respect to leases or acquisitions of real property, which are intended to be covered in Section 5.2(b)(xi) below (it being understood that any business combination transaction with another Person, even if such transaction includes the acquisition of the real property of such Person, shall be covered by this clause (iv) and not by clause (xi)), make any acquisition (including by merger) of the capital stock, or purchase or lease (except for purchases of inventory in the ordinary course of business consistent with past practice) the assets or properties, of any other Person for consideration that, when taken together with the consideration in all other such transactions not prohibited by this clause (iv), is not in excess of $50 million in the aggregate;

               (v) (A) amend or terminate any Company Plan, fail to make any required contribution to any Company Plan or establish, adopt or enter into any plan, agreement or policy that would be a Company Plan if it were in existence on the date of this Agreement or (B) increase the compensation or other benefits payable or to become payable to any of its current or former directors, officers, or employees, other than
          (i) as required pursuant to applicable Law or the terms of Contracts in effect on the date of this Agreement, (ii) increases in salaries, wages and benefits of employees other than the Company Senior Executives made in the ordinary course of business consistent with past practice and (iii) payments of performance based bonuses for fiscal 2006 based on the Company's actual performance and in accordance with the bonus targets in effect on the date of this Agreement in the aggregate amount accrued on the balance sheet of the Company and its Subsidiaries as of January 31, 2006 (it being understood that the fourth fiscal quarter accrual for fiscal 2006 shall be sufficient to fully accrue for the actual amount of all such bonuses that will become payable pursuant to the terms of the bonus plans and agreements set forth on Schedule 3.11(a));

               (vi) make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

               (vii) (A) amend the Company Charter Documents or (B) amend or grant any waiver under the Rights Agreement (provided that this clause
          (vii) shall not prevent the Company's Board of Directors from taking the action set forth in the first parenthetical in clause (ii) of
          Section 1(h) of the Rights Agreement);

               (viii) amend in a material way or waive any material rights under or enter into a Contract that would be required to be listed in the Company Disclosure Schedules if the value at issue in any such amendment, waiver or entrance (or any group of related amendments, waivers or entrances) exceeds $30 million;

               (ix) enter into any transaction that would be required to be reported pursuant to Item 404 of Regulation S-K in a future SEC report;

               (x) forgive or make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or advances in immaterial amounts in the ordinary course of business consistent with past practice or (B) to wholly owned Subsidiaries of the Company;

               (xi) make any lease or acquisition of real property or any commitment for any other capital expenditure in excess of $40 million in the aggregate (it being understood that (A) the total present value of all future lease payments shall be taken into account for purposes of determining whether the $40 million basket has been filled and (B) leases, acquisitions and commitments that would be covered by clause
          (iv) shall not be included in the $40 million basket in this clause
          (xi)); provided that the Company shall consult with Parent prior to any such individual lease, acquisition or expenditure in excess of $2,500,000;

               (xii) enter into, amend, or extend any collective bargaining or other labor agreement;

               (xiii) settle or agree to settle any material suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions) or pay, discharge or satisfy or agree to pay, discharge or satisfy any material claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at October 31, 2005 or incurred in the ordinary course of business consistent with past practice subsequent to that date;

               (xiv) adopt a plan or agreement of complete or partial liquidation or dissolution;

               (xv) unless requested or directed by a Governmental Authority, convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Shareholders Meeting; and

               (xvi) agree to take any of the foregoing actions.

           (c) The Company and Parent agree that, during the period from the date of this Agreement until the Effective Time, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that could reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order or Restraint prohibiting or impeding the consummation of the Transactions or
(iii) otherwise materially delay the consummation of the Transactions (each, a "Delay"). Without limiting the generality of the foregoing, Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to result in a Delay.

           Section 5.3 No Solicitation.

           (a) The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries' respective directors, officers and employees and each investment banker, financial advisor, attorney, accountant and each other advisor, agent or representative retained by or acting at the direction of the Company or any of its Subsidiaries in connection with the Transactions (collectively, "Representatives") to, (i) cease any discussions or negotiations with any Person with respect to a Takeover Proposal or that would reasonably be expected to lead to a Takeover Proposal, (ii) request the prompt return or destruction of any confidential information or evaluation material previously provided or furnished to any such Person and (iii) not terminate, waive, amend, modify or fail to enforce any provision of any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party. The Company shall not, and shall cause its Subsidiaries and its and their Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate or otherwise knowingly encourage any Takeover Proposal or any inquiry that constitutes or would reasonably be likely to lead to a Takeover Proposal or (ii) other than to inform such third party of the provisions of this Section 5.3, participate in any discussions or negotiations regarding any Takeover Proposal or any inquiry that constitutes or would reasonably be likely to lead to a Takeover Proposal, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any action to knowingly facilitate any proposal that constitutes or would reasonably be expected to lead to any Takeover Proposal, or requires the Company to abandon, terminate or fail to consummate the Transactions or (iii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement or understanding relating to, or that would reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, prior to the Company Shareholder Approval, if there is a portion of a statement in an unsolicited written Takeover Proposal received after the date hereof that is not reasonably understandable or clear on its face, then the Company may submit a written question to the party making such Takeover Proposal that is restricted exclusively to asking for clarification of such portion of such statement (it being understood that such request may neither provide information about the Company nor otherwise encourage or facilitate such Takeover Proposal), provided that both such Takeover Proposal and such written request for clarification have been provided concurrently to Parent with the delivery of such written request to such party. Notwithstanding the foregoing, prior to the Company Shareholder Approval, if each of the Special Committee and the Board of Directors of the Company determines, after consultation with outside counsel, in good faith by resolution duly adopted that an unsolicited written Takeover Proposal received after the date hereof other than in breach of this Section 5.3 constitutes or is reasonably likely to constitute a Superior Proposal and that it is reasonably necessary to take such action to comply with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company, after giving Parent prompt written notice of such determination (and in any event no later than 24 hours after such determination), may (A) furnish any information with respect to the Company and its Subsidiaries to the Person (and its Representatives) making such Takeover Proposal pursuant to a confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, provided, that all such information provided or furnished to such Person has been provided or furnished previously to Parent or is provided or furnished to Parent concurrently with it being provided or furnished to such Person and (B) participate in discussions and negotiations with such Person (and its Representatives) regarding a Takeover Proposal. The Company agrees that any violation of this Section 5.3(a) by any Representative of the Company or any of its Subsidiaries shall be deemed a breach of this Section 5.3(a) by the Company.

           (b) In the event the Company receives a Takeover Proposal or request for information or inquiry that relates to or would be reasonably likely to lead to a Takeover Proposal, the Company shall promptly (within 24 hours) provide Parent with a copy (if in writing) and summary of the material terms and conditions of such Takeover Proposal, request or inquiry and the identity of the Person (and its equity investors, if known by the Company) making such Takeover Proposal, request or inquiry, and shall keep Parent reasonably informed of the status of any financial or other material modifications to such Takeover Proposal, request or inquiry, including by conveying a copy of all such modifications that are in writing, promptly (within 24 hours) of any of the Company's officers', directors' or financial advisors' receipt thereof.

           (c) Except as expressly permitted by this Section 5.3(c), the Board of Directors of the Company or any committee thereof shall not and shall not publicly propose to (i)(A) withdraw or modify, in a manner adverse to Parent, the approval or adoption of this Agreement or the recommendation by such Board of Directors or committee that shareholders of the Company adopt this Agreement (the "Company Board Recommendation"), (B) recommend to the shareholders of the Company, or approve or adopt, a Takeover Proposal or (C) in the event that any Takeover Proposal is publicly announced or any Person commences a tender offer or exchange offer for any outstanding shares of Company Common Stock, fail to issue a press release that reaffirms the Company Board Recommendation and, in the case of a tender offer or exchange offer, recommend against acceptance of such tender offer or exchange offer by the Company shareholders, in each case within 10 business days of such announcement or commencement (for the avoidance of doubt, the taking of no position by the Board of Directors of the Company in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action, publicly proposed action or inaction described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) enter into, approve or authorize the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, or any merger, acquisition, option, joint venture, partnership or similar agreement with respect to any Takeover Proposal (other than a confidentiality agreement, subject to the requirements set forth in Section 5.3(a)) (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, (x) the Board of Directors of the Company may, subject to compliance with this Section 5.3, withdraw or modify the Company Board Recommendation if such Board determines (after receiving the advice of its outside counsel) in good faith by resolution duly adopted that it is reasonably necessary to do so to comply with its fiduciary duties to the shareholders of the Company under applicable Law and (y) if the Board of Directors of the Company receives a Takeover Proposal that such Board determines, in good faith by resolution duly adopted, constitutes a Superior Proposal, the Company or its Subsidiaries may, subject to compliance with this
Section 5.3, enter into a definitive Company Acquisition Agreement with respect to such Superior Proposal if the Company shall have made the determination set forth in clause (x) of this sentence and concurrently with entering into such Company Acquisition Agreement terminates this Agreement pursuant to Section 7.1(d)(ii). If the Company desires to enter into such a Company Acquisition Agreement with respect to a Takeover Proposal or to make a Company Adverse Recommendation Change, it shall give Parent written notice (a "Company Adverse Recommendation Notice") containing a description of the material terms of such Takeover Proposal or any other basis for a Company Adverse Recommendation

Change, the most current version of any Company Acquisition Agreement relating to the Superior Proposal, if any, any other information required by Section 5.3(b) and, if applicable, advising Parent that the Board of Directors of the Company has determined that such Takeover Proposal is a Superior Proposal, that the Board has made the determination in clause (x) above and that the Board intends to enter into a Company Acquisition Agreement with respect to such Superior Proposal. The Company may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) only (i) if at least seven business days have passed since the date of the Company Adverse Recommendation Notice and (ii) if after taking into account any revised proposal that may be made by Parent since receipt of the Company Adverse Recommendation Notice, the Board of Directors of the Company shall have not changed its determination under clause (x) above or its determination that such Takeover Proposal is a Superior Proposal (it being understood that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new seven business day period).

           (d) For purposes of this Agreement:

           "Takeover Proposal" means any inquiry, proposal or offer, whether or not conditional, from any Person (other than Parent and its Subsidiaries) relating to any direct or indirect (A) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business in compliance with this Agreement) equal to 20% or more of the Company's consolidated assets or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, voting power of the Company or any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (E) acquisition by the Company or any of its Subsidiaries of any third party in any of the foregoing types of transactions in which the shareholders of such third party immediately prior to the consummation of such transaction will own more than 20% of the outstanding Company Common Stock immediately following such transaction, or (F) without limiting any of the foregoing, any of the foregoing types of transactions involving the acquisition of greater than 49% of the voting equity interests in any Subsidiary or Subsidiaries of the Company with assets, revenue or earnings representing 20% or more of the consolidated assets, revenue or earnings of the Company on a consolidated basis.

           "Superior Proposal" means a bona fide written proposal or offer to acquire, directly or indirectly, for consideration consisting of cash and/or publicly listed and traded securities, more than 68.5% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment and by resolution duly adopted (after consultation with a financial advisor of national reputation and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement and the timing and certainty of consummation) to be more favorable to the Company's shareholders from a financial point of view than the terms set forth in this Agreement or the terms of any other proposal made by Parent after Parent's receipt of a Company Adverse Recommendation Notice, and which the Board of Directors of the Company determines in good faith is reasonably capable of being consummated on the terms so proposed, taking into account any financing and approval requirements, timing of such consummation and all financial, regulatory, legal and other aspects of such proposal.

           (e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if such Board determines, after consultation with outside counsel, that there is a reasonable likelihood failure to so disclose such position would constitute a violation of applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement (including Article VII), (i) a factually accurate public statement by the Company that merely describes the Company's receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify, such Board's recommendation of this Agreement or the Transactions, or an approval or recommendation with respect to such Takeover Proposal and (ii) any "stop, look and listen" communication by the Board of Directors to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the shareholders shall not constitute a Company Adverse Recommendation Change provided that, in no event will the Company, the Board of Directors of the Company or any committee thereof (A) recommend that the shareholders of the Company tender their shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Takeover Proposal) or (B) withdraw or modify the Company Board Recommendation, in each case other than in accordance with Section 5.3(c).

           (f) The Company shall not take any action (including any action by any of its disinterested directors under subsection (4) of Section 607.0901 of the FBCA) to cause subsection (2) of such Section not to apply to any affiliated transaction, and in the event of a control-share acquisition (as defined in Section 607.0902 of the FBCA), the Board of Directors of the Company (and any committee thereof), at any shareholders meeting at which the voting rights of any control shares so acquired are to be considered, shall recommend against granting to such control shares the same voting rights as were accorded the shares prior to such control-share acquisition (for the avoidance of doubt, the taking of no position by the Board of Directors of the Company in respect of the granting of such voting rights shall constitute a failure to recommend against any such granting of such voting rights).

           (g) Nothing in this Section 5.3 shall permit the Board of Directors to take any action that would result in the representation contained in the second sentence of Section 3.3(a) to become untrue at any time prior to the Effective Time as if restated on and as of such time.

           Section 5.4 Reasonable Best Efforts.

           (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a foreign, United States or federal Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

           (b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover, "moratorium," "fair price," "affiliate transaction" or similar statute or regulation under any applicable Law is or becomes applicable to any of the Transactions and (y) if any state takeover, "moratorium," "fair price," "affiliate transaction" or similar statute or regulation under any applicable Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

           (c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. Each party shall have the right to attend conferences and meetings between the other party and regulators concerning the Transactions, unless objection is raised by the Governmental Authority. Notwithstanding anything in this Agreement to the contrary, nothing in the Agreement shall require Parent or Merger Sub to provide to the Company any or any access to non-public information about Parent and its Affiliates.

           (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the later of the Walk-Away Date and the Extended Walk-Away Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the later of the Walk-Away Date and the Extended Walk-Away Date). Notwithstanding anything in this Agreement to the contrary, Parent shall take all such actions, including (y) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries (including, after giving effect to the Merger, the Company and its Subsidiaries) and (z) otherwise taking or committing to take actions that limit Parent or its Subsidiaries' (including, after giving effect to the Merger, the Company and its Subsidiaries) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' businesses, product lines or assets, in each case, as may be required in order to cause the expiration or termination of the applicable waiting period under the HSR Act (including any extensions thereof) as soon as practicable and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Transactions provided, that, notwithstanding the foregoing or anything else in this Agreement, Parent shall be required to take any of the actions described in clauses (y) and (z) only to the extent reasonably necessary to consummate the Transactions prior to the later of the Walk Away Date and, if applicable, the Extended Walk Away Date. The Company shall take such of the foregoing actions only if requested by Parent and conditioned upon the consummation of the Merger.

           Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party) and (ii) each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

           Section 5.6 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall (i) afford to Parent and Parent's Representatives reasonable access during normal business hours to the Company's properties, books, Contracts, records (including Tax Returns) and employees (subject to reasonable procedures, including appointment of a management representative to coordinate and supervise such access to such employees), (ii) use reasonable best efforts to cause the Company's consultants and independent public accountants to provide access to their work papers and such other information as Parent may reasonably request and (iii) furnish promptly to Parent (A) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities Laws, (B) each written update provided to its Board of Directors on the financial performance and projections for the Company or any of its Subsidiaries and (C) other information concerning its business and properties as Parent may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client privilege. The Company shall use reasonable best efforts to obtain waivers of any of the foregoing confidentiality obligations and the Company and Parent shall use reasonable best efforts to enter into appropriate joint defense agreements to preserve attorney-client privilege. Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement.

           Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, or (iii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely (A) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (B) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies or conditions to Closing available hereunder to the party receiving such notice.

           Section 5.8 Indemnification and Insurance.

           (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an "Indemnitee" and, collectively, the "Indemnitees") with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Indemnitee in the Indemnitee's capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including in connection with the Transactions), to the fullest extent permitted under applicable Law and provided under the Company Charter Documents or any existing agreements with such Indemnitee, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the

Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.8 (including in connection with enforcing the indemnity and other obligations provided for in this Section 5.8) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

           (b) At the Company's election in consultation with Parent, (i) the Company shall obtain prior to the Effective Time "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) if the Company shall not have obtained such tail policy, the Surviving Corporation shall maintain in effect for six years from the Effective Time the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may cause the Surviving Corporation to substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 300% of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium.

           (c) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section
5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this
Section 5.8).

           (d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

           Section 5.9 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated, except as otherwise provided in Sections 5.13 and 7.3.

           Section 5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by or in respect of each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

           Section 5.11 Employee Matters.

           (a) Parent shall, for a period of 12 months immediately following the Closing Date, cause the Surviving Corporation and its Subsidiaries to provide employees of the Company and its Subsidiaries (treated as a group) and who are not covered by a collective bargaining agreement (the "Company Employees") with
(x) the same level of salary and bonus opportunity as in effect on the Closing Date and (y) benefits that are substantially similar, in the aggregate, to the benefits provided under the Company Plans by the Company and its Subsidiaries to Company Employees prior to the Closing Date; provided that nothing in this
Section 5.11(a) shall limit the right of Parent or any of its Subsidiaries to terminate the employment of any Company Employee at any time or require Parent or any of its Subsidiaries to provide any such salary, hourly wage, bonus opportunity or benefits for any period following any such termination.

           (b) Notwithstanding anything contained in this Agreement to the contrary, Parent shall, for a period of 24 months immediately following the Closing Date, cause the Surviving Corporation and its Subsidiaries to (i) provide the members of the Company's management set forth on Schedule 5.11(b) ("Company Senior Executives") with (x) the same level of salary and bonus opportunity as in effect on the Closing Date and (y) benefits that are no less favorable, in the aggregate, than benefits provided under the Company Plans by the Company and its Subsidiaries to Company Senior Executives prior to the Closing Date (provided that nothing in this Section 5.11(b) shall limit the right of Parent or any of its Subsidiaries to terminate the employment of any Company Senior Executive at any time or require Parent or any of its Subsidiaries to provide any such salary, bonus opportunity or benefits for any period following any such termination) and (ii) continue the Company Supplemental Executive Retirement Plan without any reduction of benefits thereunder.

           (c) Parent or one of its Affiliates shall recognize the service of Company Employees with the Company prior to the Closing Date as service with Parent and its Affiliates in connection with any 401(k) savings plan and welfare benefit plan and policy (including vacations and severance policies) maintained by Parent or one of its Affiliates which is made available following the Closing Date by Parent or one of its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals).

           (d) Parent shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any group health plan (as defined in Section 4980(B) of the Code) which is made available to Company Employees following the Closing Date by Parent or one of its Affiliates and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under any group health plan (as defined in Section 4980(B) of the Code) of the Company and its Subsidiaries during the portion of the relevant plan year including the Closing Date for purposes of any applicable co-payments, deductibles and out-of-pocket expense requirements under any such group health plan of Parent or any of its Subsidiaries.

           (e) Notwithstanding Section 5.11(a), Parent shall cause the Surviving Company and its Subsidiaries to maintain for a period of 12 months immediately following the Closing Date a severance pay plan under which the amount of severance pay to a Company Employee shall not be less than the amount that such employee would have received under the Company's applicable severance pay plan in effect on the Closing Date as set forth on Schedule 5.11(e) of the Company Disclosure Schedule, to be calculated, however, on the basis of the employee's compensation and service at the time of the layoff or other termination.

           (f) If the Closing occurs prior to the payment of performance based bonuses for the fiscal 2006 year referred to in Section 5.2(b)(v)(iii), Parent shall cause the Surviving Company and its Subsidiaries (as applicable) to pay such bonuses in accordance with Section 5.2(b)(v)(iii) the Company's existing schedule for payment and other policies; provided that any employee (other than a Company Senior Executive) who is employed as of the Effective Time and who is involuntarily terminated without cause as defined in Schedule 5.11(f) prior to the payment of such fiscal 2006 bonus shall be entitled to the payment of such fiscal 2006 bonus upon termination. The Company may establish annual bonus plans ("2007 Bonus Plans") for the fiscal 2007 year on terms consistent with past practice and including customary provisions permitting reasonable management flexibility to adjust bonus performance targets following the Closing to reflect changes in the business of the Company and its Subsidiaries resulting from the Transactions. If the Effective Time occurs during the fiscal 2007 year, Parent shall cause the Surviving Company and its Subsidiaries (as applicable) to pay to each employee (other than a Company Senior Executive) who was employed as of the Effective Time and who is involuntarily terminated without cause during the fiscal 2007 year, a pro rata amount of such employee's target bonus measured to the date of termination in accordance with the terms of the 2007 Bonus Plan as in effect as of the Effective Time as soon as practicable following such termination.

           (g) Effective no later than immediately prior to the Effective Time, the Company shall terminate or cause to be terminated any Company Plan intended to include an arrangement under Section 401(k) of the Code (each, a "Company 401(k) Plan") unless Parent provides written notice to the Company that any such Company 401(k) Plan shall not be terminated. Unless Parent provides such written notice to the Company, no later than three business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective no later than immediately prior to the Effective Time) pursuant to resolutions of the Board of Directors of the Company or one of its Subsidiaries, as the case may be. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan(s) as Parent may reasonably require.

           Section 5.12 Delisting. Parent shall cause the Company's securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

           Section 5.13 Indebtedness.

           (a) The Company shall commence, on or prior to the date of filing the Proxy Statement in preliminary form with the SEC or on any other date agreed to in writing between the Company and Parent, an offer to purchase, and related consent solicitation to eliminate certain covenants with respect to, all of the outstanding notes set forth in Schedule 5.13(a) of the Company Disclosure Schedule (the "Notes") on the terms and conditions set forth on such Schedule (or as may be agreed in writing between the Company and Parent) and such other customary terms and conditions as may be agreed between Parent and the Company (together with the related consent solicitation, the "Debt Offers"). Unless otherwise agreed by the Company, all Debt Offers shall be contingent upon the consummation of the Merger. Subject to the foregoing, the Company (i) shall waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no Restraint that has the effect of preventing the consummation of any of the Debt Offers) as may be reasonably requested by Parent and (ii) shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the terms and conditions of the Debt Offers.

           (b) As promptly as practicable after the date hereof, the Company shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including offers to purchase, related letters of transmittal and other related documents (collectively, the "Debt Offer Documents"), forms of which shall be provided by Parent to the Company as promptly as practicable after the date hereof. Subject to the preceding sentence, Parent and the Company shall cooperate with each other in the preparation of the Debt Offer Documents. All mailings to the holders of Notes in connection with the Debt Offers shall be subject to prior review and comment by Parent, and no Debt Offer Document shall be mailed or otherwise distributed to holders of Notes without the written consent of Parent. If at any time prior to the completion of any Debt Offer any information in or concerning any Debt Offer Document is discovered by the Company or Parent, which information should be included in an amendment or supplement to the Debt Offer Documents to prevent the Debt Offer Documents from containing any untrue statement of a material fact or from omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the Notes.

           (c) The Company agrees that, immediately following any consent payment deadline specified in any Debt Offer Documents, assuming the requisite consents are received, it shall, and shall cause its Subsidiaries (as applicable) and use reasonable best efforts to cause the other parties to the agreements and documents relating to the Notes, as applicable, to, execute supplemental indentures or amendments, as applicable, to implement the proposed amendments set forth in the applicable Debt Offer Documents to become operative substantially concurrently with the Effective Time. At least two business days prior to Closing, the Company shall deliver to Parent a certificate setting forth the amount to be paid, together with wire transfer instructions, and substantially concurrently with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and, as promptly as practicable thereafter, pay, for any Notes that have been properly tendered and not withdrawn pursuant to the Debt Offers and in accordance with the Debt Offer Documents.

           (d) Notwithstanding anything to the contrary in this Section 5.13, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other Law to the extent such Law is applicable in connection with the Debt Offers. To the extent that the provisions of any applicable Law conflict with this Section 5.13, the Company shall comply with such applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

           (e) At least two business days prior to Closing, the Company shall deliver to Parent an executed payoff letter with respect to its revolving credit agreement that sets forth (i) the amount to be paid at the Effective Time, together with wire transfer instructions and (ii) that the payment of such amount shall result in a complete release of the Company and its Subsidiaries from all obligations and Liens relating to such credit agreement.

           (f) The Company shall cooperate with Parent with respect to any request by Parent to obtain consents to (i) this Agreement and the Transactions from landlords and other nongovernmental counterparties to agreements with the Company and its Subsidiaries, (ii) the prepayment of amounts owing to such parties (including the provision of customary pay-off letters) or (iii) the amendment of covenants under such agreements.

           (g) Parent shall reimburse, indemnify and hold harmless the Company for all out-of-pocket costs, expenses and liabilities relating to its performance of its obligations under this Section 5.13, provided that the Company shall not incur any material expenses (including printer, dealer manager and agency fees) without prior consultation with Parent.

                                   ARTICLE VI

                              Conditions Precedent
                              --------------------

           Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable
Law) on or prior to the Closing Date of the following conditions:

           (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained;

           (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

           (c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

           Section 6.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

           (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than the representations and warranties in Section 3.2), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties in Section
3.2 shall be true and correct, individually and in the aggregate, in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date);

           (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

           (c) Officer's Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Sections 6.2(a) and (b) have been satisfied; and

           (d) No Pending Governmental Authority Actions. No Governmental Authority shall have instituted an action or proceeding that remains pending seeking to enjoin, restrain, prevent or prohibit consummation of the Merger.

           Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

           (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures to be so true and correct, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations under this Agreement or prevent or materially delay consummation of the Transactions;

           (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

           (c) Officer's Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of each of Parent certifying that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

                                   ARTICLE VII

                                   Termination
                                   -----------

           Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

           (a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

           (b) by either of the Company or Parent:

               (i) if the Merger shall not have been consummated on or before June 9, 2006 (the "Walk-Away Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement and provided, further, that if the condition set forth in
          Section 6.1(b) shall not have been satisfied, the earliest date on which the Company may terminate this Agreement because the Merger shall not have been consummated shall be July 10, 2006 (the "Extended Walk-Away Date"); and provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to
          (A) Parent if the condition set forth in Section 6.1(b) shall not have been satisfied or (B) the Company if a vote on the adoption and approval of this Agreement and the Merger shall not yet have occurred at a duly convened Company Shareholder Meeting;

               (ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; or

               (iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

           (c) by Parent:

               (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (y) cannot be cured by the Company by the Walk-Away Date or, if curable, is not cured within 45 days after the Company receives written notice from Parent of such breach;

               (ii) if Parent shall have received a Company Adverse Recommendation Notice, provided that Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(c)(ii) only on or before the end of the seventh (7th) business day after Parent's receipt of the related Company Adverse Recommendation Notice; or

               (iii) if a Company Adverse Recommendation Change shall have occurred; or

           (d) by the Company:

               (i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (y) cannot be cured by Parent by the Walk-Away Date or, if curable, is not cured within 45 days after Parent receives written notice from the Company of such breach (for purposes of clarity, a termination by the Company pursuant to this Section 7.1(d)(i) shall not constitute a Company Adverse Recommendation Change); or

               (ii) prior to the Company Shareholder Approval, if the Company
          (A) has materially complied with its obligations under Sections 5.1 and 5.3, (B) has paid the Termination Fee pursuant to Section 7.3(a) and (C) concurrently enters into a definitive Company Acquisition Agreement providing for a Superior Proposal provided that the Company may not terminate this Agreement pursuant to this Section 7.1(d)(ii) until at least seven business days have passed since the date of the most recent Company Adverse Recommendation Notice.

           Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.9, 7.2 and 7.3, Article VIII and the last sentence of Section 5.6, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3 and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

           Section 7.3 Termination Fee.

           (a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent a termination fee of $124,800,000 in cash (the "Termination Fee"), which Termination Fee shall be paid concurrently with such termination, payable by wire transfer of same-day funds.

           (b) In the event that this Agreement is terminated by Parent either
(i) pursuant to Section 7.1(c)(i) based on a willful breach of Section 5.3 or
(ii) pursuant to Section 7.1(c)(ii) or 7.1(c)(iii), the Company shall pay to Parent the Termination Fee within two business days of such termination, payable by wire transfer of same-day funds.

           (c) In the event this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(iii) and (A) after the date of this Agreement but prior to the date of such termination a Takeover Proposal or a request or communication reasonably likely to lead to a Takeover Proposal shall have been made known to the Company (or any director or officer of the Company) or shall have been made directly to its shareholders generally or any Person shall have publicly announced an interest in making or an intention (whether or not conditional) to make a Takeover Proposal and (B) the Company enters into a Company Acquisition Agreement with respect to, or consummates the transaction contemplated by, a Takeover Proposal within twelve months of the date this Agreement is so terminated pursuant to Section 7.1(b)(i) or 7.1(b)(iii), then the Company shall pay to Parent the Termination Fee concurrently with (and as a condition to) the event under clause (B), payable by wire transfer of same-day funds; provided, that in the event of a termination pursuant to Section 7.1(b)(i), no Termination Fee shall be payable unless the conditions set forth in Section 6.1(b), 6.1(c) (except for any Restraint that was not issued in connection with Antitrust Law), 6.3(a) and 6.3(b) shall have been satisfied.

           (d) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) (other than as described in Section 7.3(b)(i)), the Company shall pay to Parent the Termination Fee only if (A) the Company's breach or failure triggering such termination shall have been willful, (B) after the date of this Agreement but prior to the date of such termination a Takeover Proposal or a request or communication reasonably likely to lead to a Takeover Proposal shall have been made known to the Company (or any director or officer of the Company) or shall have been made directly to its shareholders generally or any Person shall have publicly announced an interest in making or an intention (whether or not conditional) to make a Takeover Proposal and (C) the Company enters into a Company Acquisition Agreement with respect to, or consummates the transaction contemplated by, a Takeover Proposal within twelve months of the date this Agreement is so terminated pursuant to Section 7.1(c)(i), then the Company shall pay to Parent the Termination Fee concurrently with (and as a condition to) the event under clause (C) giving rise to the obligation to make such payment, payable by wire transfer of same-day funds.

           (e) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions. If the Company shall fail to pay the Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3 together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Solely for the purposes of Section 7.3(c) and 7.3(d), the term "Takeover Proposal" shall have the meaning assigned to such term in Section 5.3(d), except that all references to "20%" shall be changed to "40%".

           Section 7.4 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

                                  ARTICLE VIII

                                  Miscellaneous
                                  -------------

           Section 8.1 No Survival of Representations and Warranties. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.10, 5.11, and 5.12 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.9, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall
(i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

           Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, that following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

           Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto,
(b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

           Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other party, provided, that Parent may assign any of its rights and obligations to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

           Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

           Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, the exhibits hereto, the documents and instruments relating to the Merger referred to herein and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8 are not intended to and shall not confer upon any Person other than the parties hereto any rights, benefits or remedies hereunder.

           Section 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

           (a) This Agreement shall be governed by and interpreted under the laws of the State of Delaware (without regard to its principles of conflicts of laws), except that the Merger and all applicable fiduciary duties of the Board of Directors of the Company and any committee thereof hereunder shall be governed by and interpreted under the Laws of the State of Florida. Each party irrevocably and unconditionally (a) consents to submit to the jurisdiction of the Chancery Court of the State of Delaware for any action, suit or proceeding arising out of or relating to this agreement (and each party irrevocably and unconditionally agrees not to commence any such action, suit or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

           (b) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

           Section 8.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware this being in addition to any other remedy to which they are entitled at law or in equity.

           Section 8.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

           If to Parent, to:

            The Home Depot, Inc.
            Legal Department, Building C-20
            2455 Paces Ferry Road
            Atlanta, GA   30339
            Attention:  L. Briley Brisendine, Esq., Director - Legal Mergers
                                                               and Acquisitions
            Facsimile:  770-384-2739
           with a copy (which shall not constitute notice) to:

             Cleary Gottlieb Steen & Hamilton LLP
             One Liberty Plaza
             New York, NY  10006
             Attention:  Ethan A. Klingsberg
             Facsimile:  (212) 225-3999

           If to the Company, to:

             Hughes Supply, Inc.
             501 West Church Street
             Orlando, FL 32805
             Attention:  General Counsel
             Facsimile: 407-649-3018

           with a copy (which shall not constitute notice) to:

             Weil, Gotshal & Manges LLP
             767 Fifth Avenue
             New York, NY 10153
             Attention:  Thomas A. Roberts
                          Marita A. Makinen
             Facsimile:  (212) 310-8007

             and to:

             Holland & Knight LLP
             200 South Orange Avenue
             Suite 2600
             Orlando, FL  32801
             Attention:  Tom McAleavey
             Facsimile:  (407) 244-5288

or such other address or facsimile number as such party may hereafter specify by like notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

           Section 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

           Section 8.11 Definitions.

           As used in this Agreement, the following terms have the meanings ascribed thereto below:

           "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

           "business day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York are authorized or required by Law to be closed.

           "Company Supplemental Executive Retirement Plan" shall mean the Company's Second Amended and Restated Supplemental Executive Retirement Plan, as in effect on the date hereof.

           "GAAP" shall mean generally accepted accounting principles in the United States.

           "Governmental Authority" shall mean any government, court, regulatory or administrative agency, commission or authority, securities exchange, Nasdaq or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

           "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "Knowledge" shall mean, in the case of the Company, the actual knowledge, as of the date of this Agreement and at and as of the Closing Date, of the individuals listed on Schedule 8.11 of the Company Disclosure Schedule.

           "Material Real Property" shall mean the land, improvements and fixtures constituting real property owned or leased by the Company or any of its Subsidiaries that comprise each of (i) the Atlanta, Georgia and Miami, Florida "Megacenters", (ii) any portion of the Orlando, Florida "Megacenter", (iii) the "Distribution Centers" located in Orlando, Florida, Phoenix, Arizona, Monroe, North Carolina, Greenville, Ohio, Stafford, Texas, Tampa, Florida, College Park, Georgia and Aurora, Colorado, (iv) any manufacturing or fabrication shop or plant, (v) any facility with building square footage of 100,000 square feet or more and (vi) the Company's corporate headquarters located at One Hughes Way, Orlando, Florida 32805.

           "NYSE" shall mean The New York Stock Exchange.

           "Permitted Liens" shall mean Liens specifically disclosed on the Balance Sheet; Liens for taxes not yet due or being contested in good faith (and, with respect to those being contested, for which adequate accruals or reserves have been established on the Balance Sheet); or Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

           "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

           "Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

           "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

           "Taxes" shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, real property, personal property, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, (ii) any liability for the payment of any amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability; and (iii) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

           "Transactions" refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

The following terms are defined on the page of this Agreement set forth after such term below:

2007 Bonus Plans...............................41
Agreement.......................................2
Antitrust Laws.................................35
Articles of Merger..............................2
Balance Sheet Date.............................13
Bankruptcy and Equity Exception................11
Certificate.....................................4
Closing.........................................2
Closing Date....................................2
Code............................................6
Company.........................................2
Company 401(k) Plan............................42
Company Acquisition Agreement..................32
Company Adverse Recommendation Change..........32
Company Adverse Recommendation Notice..........32
Company Board Recommendation...................32
Company Charter Documents.......................9
Company Common Stock............................3
Company Disclosure Schedule.....................7
Company Employees..............................40
Company Material Adverse Effect.................8
Company Plans..................................15
Company Preferred Stock.........................9
Company SEC Documents..........................12
Company Senior Executives......................40
Company Shareholder Approval...................11
Company Shareholders Meeting...................26
Company Stock Plans.............................7
Confidentiality Agreement......................11
Contract.......................................11
Debt Offer Documents...........................42
Debt Offers....................................42
Delay..........................................30
Effective Time..................................2

Environmental Laws.............................18
ERISA..........................................15
Exchange Act...................................12
Extended Walk-Away Date........................46
FBCA............................................2
Filed Company SEC Documents.....................7
Hazardous Materials............................18
Indemnitee.....................................38
Indemnitees....................................38
Intellectual Property..........................22
Laws...........................................14
Leased Real Property...........................19
Liens...........................................9
Material Adverse Effect.........................8
Merger..........................................2
Merger Consideration............................4
Merger Sub......................................2
Notes..........................................42
Option..........................................6
Option Consideration............................7
Owned Real Property............................18
Parent..........................................2
Paying Agent....................................4
Permits........................................14
Proxy Statement................................12
Real Property Lease............................19
Representatives................................30
Restraints.....................................44
Restricted Company Common Stock.................7
Rights..........................................4
Rights Agreement................................4
SEC............................................12
Securities Act..................................9
Special Committee...............................2
Superior Proposal..............................33
Surviving Corporation...........................2
Takeover Proposal..............................33
Termination Fee................................47
Walk-Away Date.................................46

           Section 8.12 Interpretation.

           (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

           (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.


                            [signature page follows]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        THE HOME DEPOT, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        HUGHES SUPPLY, INC.


                                        By:
                                             -----------------------------------
                                             Name:  Thomas I. Morgan
                                             Title: Chief Executive Officer and
                                                    President